Exhibit 99.1

FOR IMMEDIATE RELEASE

THURSDAY, DECEMBER 1, 2016

SOTHERLY HOTELS INC. ANNOUNCES REFINANCING OF WILMINGTON HOTEL

Williamsburg, Virginia – December 1, 2016 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) announced that it successfully executed a $35.0 million secured loan with MONY Life Insurance Company collateralized by a first mortgage on the Hilton Wilmington Riverside Hotel in Wilmington, NC.  The loan carries a 10 - year term, a fixed interest rate of 4.25%, and amortizes on a 25 - year schedule after a 1 – year interest-only period. The proceeds from the loan were used to repay the existing first mortgage and to pay closing costs, to fund the planned renovation of the hotel, and for general corporate purposes.

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale and upper-upscale full-service hotels in the Southern United States.  Currently, the Company’s portfolio consists of investments in twelve hotel properties, comprising 3,011 rooms. Most of the Company’s properties operate under the Hilton Worldwide, InterContinental Hotels Group and Marriott International, Inc. brands. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia.  For more information, please visit www.sotherlyhotels.com

Contact at the Company:

Scott Kucinski

Sotherly Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648